Exhibit 99.1

Ultra Clean Holdings Reports Second Quarter 2004 Results

Announces 33.5% Sequential Sales Increase to Record Revenue of $54.5 million

Menlo Park, CA., July 29. – Ultra Clean Holdings, Inc. (Nasdaq: UCTT), a developer and supplier of critical subsystems for the semiconductor capital equipment industry, focusing on gas delivery systems, today announced operating results for the second quarter ended June 30, 2004. Among the highlights for the second quarter, the Company announced record sales of $54.5 million and net income of $3.1 million.

Sales for the quarter were $54.5 million, representing a 33.5% sequential increase from sales of $40.8 million for the quarter ended March 31, 2004, and a 213% year-over-year increase from sales of $17.4 during the quarter ended June 30, 2003.

The Company reported $3.1 million of net income for the quarter ended June 30, 2004 compared to net income of $1.4 million for the quarter ended March 31, 2004, and a net loss of ($0.2) million in the quarter ended June 30, 2003. On a fully-diluted basis, this equates to $0.18 of earnings per share in the second quarter of 2004, compared to $0.13 of earnings per share in the quarter ended March 31, 2004, and a loss of ($0.02) per share in the quarter ended June 30, 2003.

Clarence Granger, UCT’s President and Chief Executive Officer, commented on the second quarter results: “We are extremely pleased with UCT’s second quarter revenues and net income. Our growth rate during the quarter continued at a higher rate than that of the broader semiconductor capital equipment industry and we were able to achieve a second consecutive quarter of record revenues.”

Gross margin in the second quarter was 16.4%. This was up from the 14.9% gross margin recorded in the first quarter of 2004, and higher than the 15.2% gross margin recorded during the second quarter of 2003. Granger commented, “The gross margin improvement during the second quarter of 2004 was achieved primarily by efficiencies gained in our operations. We believe there are more opportunities to increase gross margins going forward at a more moderate rate of revenue growth.”

Operating income for the second quarter was $5.2 million, representing a 92.6% sequential increase from operating income of $2.7 million for the quarter ended March 31, 2004 and a $5.4 million year-over-year increase from an operating loss of $0.2 million in the quarter ended June 30, 2003.

Among the additional highlights of the second quarter, the Company:

  successfully shipped its first four frame assemblies to a major customer;
  gained market share within a key product business group at one of it’s major customers;
  received two quality awards from Novellus Systems;
  sold a catalytic steam generator to a second major customer;
  further penetrated a new customer account won during 2004.

Outlook

Commenting on UCT’s corporate outlook, Granger noted, “We believe that moderated growth in the current cycle will allow us to streamline our internal operations and achieve higher margins. We expect our sales in the third quarter to be essentially the same as the second quarter and for gross margin to increase incrementally. We anticipate that net income will be slightly higher than the second quarter. In just the first two quarters of this year we have exceeded our best annual performance ever, and are optimistic about improved profitability in the second half of the year.”

Safe Harbor Statement

The foregoing information contains, or may be deemed to contain, "forward-looking statements" (as defined in the U.S. Private Securities Litigation Reform Act of 1995) which reflect our current views with respect to future events and financial performance. We use words such as "anticipates," "believes," "plan," "expect," "future,"' "intends," "may," "will," "should," "estimates," "predicts," "potential," "continue" and similar expressions to identify these forward-looking statements. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, you should not rely on forward-looking statements, as there are or will be important factors that could cause our actual results, as well as those of the markets we serve, levels of activity, performance, achievements and prospects to differ materially from the results predicted or implied by these forward-looking statements. These risks, uncertainties and other factors include, among others, those identified in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations'' and elsewhere in our S-1 registration statement and our quarterly report on Form 10-Q filed with the Securities and Exchange Commission. Ultra Clean Holdings, Inc. undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise.

About Ultra Clean Holdings, Inc.

Ultra Clean Holdings, Inc. is a developer and supplier of critical subsystems for the semiconductor capital equipment industry, focusing on gas delivery systems. Ultra Clean offers its customers a complete outsourced solution for gas delivery systems, improved design-to-delivery cycle times, component neutral design and manufacturing and component testing capabilities. Ultra Clean’s customers are primarily original equipment manufacturers of semiconductor capital equipment. The Company is headquartered in Menlo Park, California. Additional information is available at www.uct.com.

This information will be discussed on a conference call to be held today, Thursday, July 29, 2004 at 2:00 p.m. PDT. You may access the call via live webcast, which will be available online at www.uct.com under the Investor Relations section. We have arranged for a taped replay of this call which may be accessed by phone. This replay will take place approximately one hour after the call's conclusion today and will last for two days." Please dial 402-977-9140, passcode 21202232.

ULTRA CLEAN HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share amounts)

	December 31, 2003	June 30, 2004

ASSETS		(Unaudited)
Current assets:
Cash	$6,035	$7,476
Accounts receivable	11,724	21,635
Inventories	9,123	18,381
Deferred income taxes	1,802	2,563
Prepaid expenses and other	210	499

Total current assets	28,894	50,554

Equipment and leasehold improvements, net	3,573	3,738
Goodwill	6,617	6,617
Tradename	8,987	8,987
Deferred income taxes	1,731	1,594
Other non-current assets	353	367

Total assets	$50,155	$71,857

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,805	$19,721
Accrued expenses and other liabilities	1,413	2,199
Income taxes payable	46	1,243
Capital lease obligations, current portion	111	126

Total current liabilities	11,375	23,289

Capital lease obligations and other liabilities	447	464
Series A Senior Notes to related parties, net of deferred
compensation of $580 in 2003 and $0 in 2004	30,013	—

Total liabilities	41,835	23,753

Commitments and contingencies

Stockholders’ equity:
Common stock —$0.001 par value, 90,000,000 authorized;
10,245,395 and 16,313,561 shares issued and outstanding,
in 2003 and 2004, respectively	10,377	46,019
Deferred stock-based compensation	(316)	(676)
Retained earnings (accumulated deficit)	(1,741)	2,761

Total stockholders’ equity	8,320	48,104

Total liabilities and stockholders’ equity	$50,155	$71,857

ULTRA CLEAN HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2003	2004	2003	2004

Sales	$17,410	$54,508	$35,036	$95,345

Cost of goods sold	14,768	45,586	31,013	80,342

Gross profit	2,642	8,922	4,023	15,003

Operating expenses:
Research and development	268	661	527	1,213
Sales and marketing	553	941	1,024	1,645
General and administrative	1,984	2,099	2,739	3,575
Stock based compensation	67	52	134	656

Total operating expenses	2,872	3,753	4,424	7,089

Income (loss) from operations	(230)	5,169	(401)	7,914

Other income (expense):
Interest expense and other, net	(336)	(21)	(741)	(411)

Income (loss) before income taxes	(566)	5,148	(1,142)	7,503

Income tax (provision) benefit	411	(2,059)	543	(3,001)

Net income (loss)	$(155)	$3,089	$(599)	$4,502

Net income (loss) per share
Basic	$(0.02)	$0.19	$(0.06)	$0.34
Diluted	$(0.02)	$0.18	$(0.06)	$0.32

Shares used in computing
net income (loss) per share:
Basic	9,976	16,046	9,976	13,078
Diluted	9,976	17,204	9,976	13,996

Contact:
Ultra Clean Technology
Clarence Granger, Chief Executive Officer
(650) 323-4100
cgranger@uct.com